Exhibit 23.4

September 22, 2023

To:	MicroCloud Hologram Inc. (the “Company”)
Room	302, Building A, Zhong Ke Na Neng Building,
Yue	Xing Sixth Road, Nanshan District, Shenzhen,
People	’s Republic of China 518000
(Address	of principal executive offices)

Ladies and Gentlemen,

We hereby consent to the reference of our name in the Company’s prospectus on Form F-3 (the “Prospectus”) which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of September 2023. We also consent to the filing of this consent letter with the SEC as an exhibit to the Prospectus.

In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

[The following is the signature page.]

Yours faithfully,

/s/ Fawan Law Firm
Fawan Law Firm